PUTNAM MASTER INTERMEDIATE INCOME TRUST
MANAGEMENT CONTRACT
      This Management Contract is dated as of February 27,
2014 between PUTNAM MASTER INTERMEDIATE INCOME TRUST, a Massachusetts business trust (the Fund), and PUTNAM
INVESTMENT MANAGEMENT, LLC, a Delaware limited liability
company (the Manager).
      In consideration of the mutual covenants herein
contained, it is agreed as follows:
1.	SERVICES TO BE RENDERED BY MANAGER TO FUND.
      (a)	The Manager, at its expense, will furnish
continuously an investment program for the Fund or, in the
case of a Fund that has divided its shares into two or more
series under Section 18(f)(2) of the Investment Company Act
of 1940, as amended (the 1940 Act), each series of the Fund identified from time to time on Schedule A to this Contract
(each reference in this Contract to a Fund or to the Fund is also deemed to be a reference to any existing series of the
Fund, as appropriate in the particular context), will
determine what investments will be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested and will, on
behalf of the Fund, make changes in such investments.
Subject always to the control of the Trustees of the Fund
and except for the functions carried out by the officers and personnel referred to in Section 1(d), the Manager will also manage, supervise and conduct the other affairs and business of the Fund and matters incidental thereto.  In the
performance of its duties, the Manager will comply with the provisions of the Agreement and Declaration of Trust and By-
Laws of the Fund and the stated investment objectives,
policies and restrictions of the Fund, will use its best
efforts to safeguard and promote the welfare of the Fund and to comply with other policies which the Trustees may from
time to time determine and will exercise the same care and diligence expected of the Trustees.
      (b)	The Manager, at its expense, except as such
expense is paid by the Fund as provided in Section 1(d),
will furnish (1) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully; (2) suitable office space
for the Fund; and (3) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the affairs of the Fund, including determination of the net asset value of the Fund, but excluding shareholder accounting services.  Except as
otherwise provided in Section 1(d), the Manager will pay the compensation, if any, of the officers of the Fund.
      (c)	The Manager, at its expense, will place all orders
for the purchase and sale of portfolio investments for the
Funds account with brokers or dealers selected by the
Manager.  In the selection of such brokers or dealers and
the placing of such orders, the Manager will use its best
efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage
and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Manager, bearing in mind the Funds best interests at all times, will consider all factors it
deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the
broker or dealer involved and the quality of service
rendered by the broker or dealer in other transactions.
Subject to such policies as the Trustees of the Fund may determine, the Manager will not be deemed to have acted unlawfully or to have breached any duty created by this
Contract or otherwise solely by reason of its having caused
the Fund to pay a broker or dealer that provides brokerage
and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess
of the amount of commission another broker or dealer would
have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed
in terms of either that particular transaction or the
Managers overall responsibilities with respect to the Fund
and to other clients of the Manager as to which the Manager exercises investment discretion. The Manager agrees that in connection with purchases or sales of portfolio investments for the Funds account, neither the Manager nor any officer, director, employee or agent of the Manager shall act as a principal or receive any commission other than as provided in Section 3.
      (d)	The Fund will pay or reimburse the Manager for the
compensation in whole or in part of such officers of the
Fund and persons assisting them as may be determined from
time to time by the Trustees of the Fund.  The Fund will
also pay or reimburse the Manager for all or part of the
cost of suitable office space, utilities, support services
and equipment attributable to such officers and persons as
may be determined in each case by the Trustees of the Fund.
The Fund will pay the fees, if any, of the Trustees of the
Fund.
      (e)	The Manager will not be obligated to pay any
expenses of or for the Fund not expressly assumed by the
Manager pursuant to this Section 1 other than as provided in
Section 3.
      (f)	Subject to the prior approval of a majority of the
Trustees, including a majority of the Trustees who are not interested persons and, to the extent required by the 1940
Act and the rules and regulations under the 1940 Act,
subject to any applicable guidance or interpretation of the Securities and Exchange Commission or its staff, by the shareholders of the Fund, the Manager may, from time to time, delegate to a sub-adviser or sub-administrator any of
the Managers duties under this Contract, including the
management of all or a portion of the assets being managed.
In all instances, however, the Manager must oversee the
provision of delegated services, the Manager must bear the separate costs of employing any sub-adviser or sub-
administrator, and no delegation will relieve the Manager of any of its obligations under this Contract.
2.	OTHER AGREEMENTS, ETC.
      It is understood that any of the shareholders,
Trustees, officers and employees of the Fund may be a
shareholder, director, officer or employee of, or be
otherwise interested in, the Manager, and in any person
controlled by or under common control with the Manager, and
that the Manager and any person controlled by or under
common control with the Manager may have an interest in the
Fund. It is also understood that the Manager and any person controlled by or under common control with the Manager may have advisory, management, service or other contracts with
other organizations and persons and may have other interests and business.
3.	COMPENSATION TO BE PAID BY THE FUND TO THE MANAGER.
      The Fund will pay to the Manager as compensation for
the Managers services rendered, for the facilities furnished and for the expenses borne by the Manager pursuant to
paragraphs (a), (b), and (c) of Section 1, a fee, based on
the Funds Average Net Assets, computed and paid quarterly at the annual rates set forth on Schedule B attached to this Contract, as from time to time amended.
      Average Net Assets means the average of the weekly determinations of the difference between the total assets of the Fund (including any assets attributable to leverage for investment purposes) and the total liabilities of the Fund (excluding liabilities incurred in connection with leverage for investment purposes), determined at the close of the
last business day of each week, for each week which ends
during the quarter.  The fee is payable for each quarter
within 30 days after the close of the quarter.  As used in
this Section 3, leverage for investment purposes means any incurrence of indebtedness the proceeds of which are to be invested in accordance with the Funds investment objective.
For purposes of calculating Average Net Assets, liabilities associated with any instruments or transactions used to leverage the Funds portfolio for investment purposes
(whether or not such instruments or transactions are covered within the meaning of the 1940 Act and the rules and regulations thereunder, giving effect to any interpretations of the Securities and Exchange Commission and its staff) are not considered liabilities.  For purposes of calculating
Average Net Assets, the total assets of the Fund will be
deemed to include (a) any proceeds from the sale or transfer of an asset (the Underlying Asset) of the Fund to a
counterparty in a reverse repurchase or dollar roll
transaction and (b) the value of such Underlying Asset as of the relevant measuring date.
      In the event that, during any period for which payments
of interest or fees (whether designated as such or implied)
are payable in connection with any indebtedness or other obligation of the Fund incurred for investment purposes (a Measurement Period), the amount of interest payments and fees with respect to such indebtedness or other obligation,
plus additional expenses attributable to any such leverage
for investment purposes for such Measurement Period, exceeds the portion of the Funds net income and net short-term
capital gains (but not long-term capital gains) accruing
during such Measurement Period as a result of the fact that
such indebtedness or other obligation was outstanding during the Measurement Period, then the fee payable to the Manager pursuant to this Section 3 shall be reduced by the amount of such excess; provided, however, that the amount of such
reduction for any such Period shall not exceed the amount determined by multiplying (i) the aggregate value of all assets representing leverage for investment purposes by (ii)
the percentage of the Average Net Assets of the Fund which
the fee payable to the Manager during such Measurement
Period pursuant to this Section 3 would constitute without
giving effect to such reduction.  The amount of such
reduction attributable to any Measurement Period shall
reduce the amount of the next quarterly payment of the fee
payable pursuant to this Section 3 following the end of such Measurement Period, and of any subsequent quarterly or more frequent payments, as may be necessary. The expenses attributable to leverage for investment purposes and the
portion of the Funds net income and net short-term capital
gains accruing during any Measurement Period as a result of
the fact that leverage for investment purposes was
outstanding during such Measurement Period shall be
determined by the Trustees of the Fund.
      The fees payable by the Fund to the Manager pursuant to
this Section 3 will be reduced by any commissions, fees,
brokerage or similar payments received by the Manager or any affiliated person of the Manager in connection with the purchase and sale of portfolio investments of the Fund, less any direct expenses approved by the Trustees incurred by the Manager or any affiliated person of the Manager in connection with obtaining such payments.
      In the event that expenses of the Fund for any fiscal
year exceed the expense limitation on investment company
expenses imposed by any statute or regulatory authority of
any jurisdiction in which shares of the Fund are qualified
for offer or sale, the compensation due the Manager for such fiscal year will be reduced by the amount of excess by a reduction or refund thereof.  In the event that the expenses of the Fund exceed any expense limitation which the Manager
may, by written notice to the Fund, voluntarily declare to
be effective subject to such terms and conditions as the
Manager may prescribe in such notice, the compensation due
the Manager will be reduced, and if necessary, the Manager
will assume expenses of the Fund, to the extent required by
the terms and conditions of such expense limitation.
      If the Manager serves for less than the whole of a
quarter, the foregoing compensation will be prorated.
4.	ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS
CONTRACT.
      This Contract will automatically terminate, without the payment of any penalty, in the event of its assignment, provided that no delegation of responsibilities by the
Manager pursuant to Section 1(f) will be deemed to
constitute an assignment.  No provision of this Contract may be changed, waived, discharged or terminated orally, but
only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or
termination is sought.  No amendment of this Contract is
effective until approved in a manner consistent with the
1940 Act, the rules and regulations under the 1940 Act and
any applicable guidance or interpretation of the Securities
and Exchange Commission or its staff.
5.	EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.
      This Contract is effective upon its execution and will remain in full force and effect as to a Fund continuously thereafter (unless terminated automatically as set forth in
Section 4 or terminated in accordance with the following paragraph) through June 30, 2014, and will continue in effect from year to year thereafter so long as its
continuance is approved at least annually by (i) the
Trustees, or the shareholders by the affirmative vote of a majority of the outstanding shares of the respective Fund, and (ii) a majority of the Trustees who are not interested
persons of the Fund or of the Manager, by vote cast in
person at a meeting called for the purpose of voting on such approval.
      Either party hereto may at any time terminate this
Contract as to a Fund by not less than 60 days written
notice delivered or mailed by registered mail, postage
prepaid, to the other party.  Action with respect to a Fund
may be taken either (i) by vote of a majority of the
Trustees or (ii) by the affirmative vote of a majority of
the outstanding shares of the respective Fund.
      Termination of this Contract pursuant to this Section 5
will be without the payment of any penalty.
6.	CERTAIN DEFINITIONS.
      For the purposes of this Contract, the affirmative vote
of a majority of the outstanding shares of a Fund means the affirmative vote, at a duly called and held meeting of shareholders of the respective Fund, (a) of the holders of
67% or more of the shares of the Fund present (in person or
by proxy) and entitled to vote at the meeting, if the
holders of more than 50% of the outstanding shares of the
Fund entitled to vote at the meeting are present in person
or by proxy or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting, whichever is less.
      For the purposes of this Contract, the terms affiliated person, control, interested person and assignment have their respective meanings defined in the 1940 Act, subject, however, to the rules and regulations under the 1940 Act and any applicable guidance or interpretation of the Securities
and Exchange Commission or its staff; the term approve at
least annually will be construed in a manner consistent with the 1940 Act and the rules and regulations under the 1940
Act and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff; and the term brokerage and research services has the meaning given
in the Securities Exchange Act of 1934 and the rules and regulations under the Securities Exchange Act of 1934 and under any applicable guidance or interpretation of the
Securities and Exchange Commission or its staff.
7.	NON-LIABILITY OF MANAGER.
      In the absence of willful misfeasance, bad faith or
gross negligence on the part of the Manager, or reckless
disregard of its obligations and duties hereunder, the
Manager shall not be subject to any liability to the Fund or to any shareholder of the Fund for any act or omission in
the course of, or connected with, rendering services
hereunder.
8.	LIMITATION OF LIABILITY OF THE TRUSTEES, OFFICERS, AND
SHAREHOLDERS.
      A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the respective Fund.


      IN WITNESS WHEREOF, PUTNAM MASTER INTERMEDIATE INCOME TRUST and PUTNAM INVESTMENT MANAGEMENT, LLC have each caused this instrument to be signed on its behalf by its President or a Vice President thereunto duly authorized, all as of the day and year first above written.

PUTNAM MASTER INTERMEDIATE INCOME
TRUST
      By:      /s/ Jonathan S. Horwitz
                              Jonathan S. Horwitz
Executive Vice President,
Principal Executive Officer,
and Compliance Liaison

                              PUTNAM INVESTMENT MANAGEMENT, LLC
By:       /s/ James P. Pappas
                              James P. Pappas
Director of Trustee Relations
and Authorized Person


Schedule A
Not applicable



Schedule B

0.75% of the first $500 million of Average Net
Assets;
0.65% of the next $500 million of Average Net
Assets;
0.60% of the next $500 million of Average Net
Assets;
0.55% of the next $5 billion of Average Net
Assets;
0.525% of the next $5 billion of Average Net
Assets;
0.505% of the next $5 billion of Average Net
Assets;
0.49% of the next $5 billion of Average Net
Assets;
0.48% of the next $5 billion of Average Net
Assets;
0.47% of the next $5 billion of Average Net
Assets;
0.46% of the next $5 billion of Average Net
Assets;
0.45% of the next $5 billion of Average Net
Assets;
0.44% of the next $5 billion of Average Net
Assets;
0.43% of the next $8.5 billion of Average Net
Assets; and
0.42% of any excess thereafter.



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A-1
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B-1
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